Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
MYOGEN REPORTS RESULTS FOR THE INTEGRATED ANALYSIS OF
ARIES-1 AND ARIES-2 PIVOTAL TRIALS OF AMBRISENTAN IN
PULMONARY ARTERIAL HYPERTENSION

Significant Improvements Observed for All Primary and Secondary Endpoints
Denver, Colorado, May 3, 2006 — Myogen, Inc. (Nasdaq: MYOG) today announced results for the integrated analysis of ARIES-1 and ARIES-2, the pivotal Phase 3 trials evaluating ambrisentan, an oral endothelin receptor antagonist (ERA), in pulmonary arterial hypertension (PAH). The integrated analysis was prospectively defined as a supportive analysis of the ARIES trials’ results and was detailed in a data analysis plan submitted to the U.S. Food and Drug Administration prior to unblinding the data for either ARIES trial.
The primary efficacy endpoint, placebo-corrected mean change in six-minute walk distance at week 12 compared to baseline (Ä6MWD), demonstrated a robust, dose-dependent increase in exercise capacity with statistical significance for the combined data for all doses (p<0.0001, linear regression model) and for each individual ambrisentan dose.

Dose Group	Ä6MWD	Nominal p-value
2.5 mg (n=64) 5 mg (n=130) 10 mg (n=67)	32.3 meters 44.6 meters 51.4 meters	0.0219 <0.0001 0.0001
Improvement in time to clinical worsening, a key secondary endpoint and measure of disease progression, was significant for the combined dose analysis (p = 0.0003) and for each of the three individual ambrisentan dose groups (p<0.05 for each group).
All other prespecified secondary efficacy endpoints, including WHO functional class, SF-36® Health Survey and Borg dyspnea index, demonstrated statistically significant improvements for the combined data for all dose groups and for the 5 mg and 10 mg doses (p<0.05 for each group).
Preliminary analysis of the top line safety results demonstrated that ambrisentan was well tolerated. The most frequent adverse event was peripheral edema, which was primarily mild to moderate in severity. No
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patients treated with ambrisentan developed serum aminotransferase concentrations greater than three-times the upper limit of the normal range (3xULN) at any time during the 12-week treatment period, compared to three patients in the placebo groups (2.3%).
“Since both ARIES trials achieved their primary efficacy endpoint for all three ambrisentan doses, we conducted the prespecified analysis of the integrated data generated by ARIES-1 and ARIES-2 to better understand the dose response for both the primary and secondary endpoints in these trials and to generate a more robust measure of the treatment effect of the 5 mg dose, the common dose in the two trials,” said Dr. J. William Freytag, President and CEO. “The integrated analysis also enables us to gain a better understanding of the dose-related incidence of adverse events. This analysis further reinforces our confidence that ambrisentan has the potential to be a significant therapeutic advance in the treatment of PAH.”
The ARIES trials were randomized, double-blind, placebo-controlled trials of identical design except for the doses of ambrisentan studied and the geographic locations of the investigative sites. The trials were conducted under protocols with identical inclusion and exclusion criteria. Both trials were designed to enroll 186 patients (62 patients per dose group). ARIES-1 evaluated once-daily doses of 5 mg and 10 mg of ambrisentan. ARIES-2 evaluated once-daily doses of 2.5 mg and 5 mg of ambrisentan. ARIES-1 enrolled 202 patients primarily in the United States while ARIES-2 enrolled 192 patients primarily in Europe. Approximately 400 patients are continuing ambrisentan treatment in long-term trials with maximum exposure of more than three years.
To date, the results of clinical studies have indicated that ambrisentan may provide some or all of the following benefits to PAH patients:
•	Improvement in exercise capacity that is significant, early in onset and durable

•	Significant improvement in time to clinical worsening

•	Low incidence and severity of liver function test abnormalities at all doses tested

•	Comparable benefit in exercise capacity in patients with WHO functional class II and class III symptoms

•	An apparent survival benefit when compared with predicted survival based on the National Institutes of Health Registry formula

•	Effectiveness with once-daily dosing and the potential for dose flexibility

•	Potential utility in resuming ERA treatment in patients who have discontinued treatment with the alternative ERAs, bosentan or sitaxsentan, or both, due to liver function abnormalities

•	No clinically relevant drug-drug interactions with warfarin-type anticoagulants or sildenafil, a PDE-5 inhibitor
About Pulmonary Arterial Hypertension
PAH is a highly debilitating disease characterized by severe constriction of the blood vessels in the lungs leading to very high pulmonary arterial pressures. These high pressures make it difficult for the heart to pump blood through the lungs to be oxygenated. Patients with PAH suffer from extreme shortness of breath as the heart struggles to pump against these high pressures causing such patients to ultimately die of heart failure. PAH can occur with no known underlying cause, or it can occur secondary to diseases such as connective tissue disease, congenital heart defects, cirrhosis of the liver and HIV infection. PAH afflicts approximately 200,000 patients worldwide.
About Ambrisentan
Ambrisentan is an investigational drug being developed as a once daily oral therapy for patients with PAH and has been granted orphan drug designation for the treatment of PAH in both the United States and European Union. GlaxoSmithKline licensed commercial rights for ambrisentan outside of the United States.
Ambrisentan is a non-sulfonamide, propanoic acid-class, type-A selective endothelin receptor antagonist. Endothelin is a small peptide hormone that plays a critical role in the control of blood flow and cell growth. Elevated endothelin blood levels are associated with several cardiovascular disease conditions, including pulmonary arterial hypertension, chronic renal disease, coronary artery disease, hypertension and chronic heart failure. Myogen believes that agents that block the detrimental effects of endothelin may provide significant benefits in the treatment of these conditions.
About Myogen
Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension and darusentan for the treatment of patients with resistant hypertension. Myogen and GlaxoSmithKline have entered into a global PAH collaboration in which Myogen has distribution and marketing rights to GlaxoSmithKline’s Flolan (epoprostenol sodium) in the United States for the treatment of PAH and GlaxoSmithKline has licensed ambrisentan from Myogen for all territories outside of the United States, where Myogen retains exclusive rights. Myogen also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.
About Flolan (epoprostenol sodium)
Flolan was approved by the FDA in 1995 and is indicated for the long-term intravenous treatment of primary pulmonary hypertension and pulmonary hypertension associated with the scleroderma spectrum of disease in NYHA Class III and Class IV patients who do not respond adequately to conventional therapy. Use of Flolan is contraindicated in patients with congestive heart failure due to severe left ventricular systolic dysfunction. Flolan should not be used in patients who develop pulmonary edema during dose initiation. Flolan is also contraindicated in patients with known hypersensitivity to the drug or structurally related compounds. Flolan should be used only by clinicians experienced in the diagnosis and treatment of pulmonary hypertension. The diagnosis of PPH or PH/SSD should be carefully established. Please consult complete prescribing information for Flolan at www.gsk.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including summary statements relating to the combined analysis of the Company’s ARIES clinical trials, summary statements relating to the results of the Company’s prior clinical trials of ambrisentan in patients with PAH and the related extension trials, and summary statements relating to the potential efficacy and safety profile of ambrisentan. Actual results could differ materially from those projected and the Company cautions investors not to place undue reliance on the forward-looking statements contained in this release.
Top line results may not be confirmed upon full analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of the Company’s product candidates, including ambrisentan, may be discovered upon further analysis of trial data and upon review and analysis of additional trial data, including data from the Company’s ongoing extension trials of ambrisentan in patients with PAH. Even though prospectively defined, analyses that combine the results of separate trials, including this analysis, may not be accepted by regulatory agencies. Even though ambrisentan met the defined safety and efficacy endpoints, regulatory authorities may not approve it for marketing. If ambrisentan is approved, the Company may not be able to successfully market it, or the Company may face post-approval problems that require its withdrawal from the market. There can be no assurance that Myogen’s product candidates, including ambrisentan, will be proven safe and effective for use in humans. Abnormal elevations of liver function test results, including elevated serum aminotransferase concentrations, have been reported in a Phase 2 trial of ambrisentan and in trials of other endothelin receptor antagonists. If ambrisentan is approved for marketing, the market size for PAH and the market acceptance of ambrisentan to treat PAH is uncertain, and ambrisentan may never be a profitable product. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market its product candidates, competition from other biotechnology and pharmaceutical companies, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in regulatory approvals or in initiating or conducting clinical trials, whether caused by regulatory issues, competition, adverse events, patient enrollment rates or other factors, could adversely affect the Company’s financial position and prospects. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen may not ever have any products that generate significant revenue.
Additional risks and uncertainties relating to the Company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2005 and Myogen’s reports on Form 10-Q and Form 8-K. It is Myogen’s policy to only update or reconfirm its public guidance by issuing a press release or filing a periodic or current report with the Securities and Exchange Commission. The Company generally plans to provide guidance as part of its annual and quarterly earnings releases but reserves the right to provide guidance at different intervals or to revise its practice in future periods. All information in this press release is as of May 3, 2006. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
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